EXHIBIT 5.1

OPINION AND CONSENT OF PROSKAUER ROSE LLP

[PROSKAUER ROSE LLP LETTERHEAD]

April 6, 2004

Board of Directors of
Comtech Telecommunications Corp.
105 Baylis Road
Melville, New York 11747

Gentlemen:

You have requested our opinion in connection with the filing by Comtech Telecommunications Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration of an aggregate principal amount of $105,000,000 of 2.0% Convertible Senior Notes due 2024 of the Company (the “Notes”), 2,222,220 shares of common stock, par value $.10 per share, of the Company issuable upon conversion of the Notes (the “Conversion Shares”), and the guarantees of the Company’s current consolidated subsidiaries underlying the Notes (the “Guarantees”) to be offered and sold by certain selling securityholders listed in the Registration Statement (the “Selling Securityholders”).

We have participated in the preparation of the Registration Statement, and have examined such records, documents and other instruments as we have deemed relevant, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based on the foregoing, and in reliance thereon, we are of the opinion that (1) the Notes, when sold by the Selling Securityholders in the number described in the Registration Statement, will be legally and validly issued and will represent binding obligations of the Company and (2) the Conversion Shares, when sold by the Selling Securityholders in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ PROSKAUER ROSE LLP
Proskauer Rose LLP

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